Second Amendment to
               AMENDED STOCK EXCHANGE AND PLAN OF MERGER AGREEMENT


THE STOCK EXCHANGE AND PLAN OF MERGER AGREEMENT (the "Agreement") entered into on the 8th day of September 2006, by and among GALTECH SEMICONDUCTOR MATERIALS CORPORATION, a Utah corporation ("GALTECH") and CBM GROUP, INC., a Nevada corporation ("CBM"), along with the First Amendment to that AMENDED STOCK EXCHANGE AND PLAN OF MERGER AGREEMENT executed on September 21, 2006, is hereby further Amended as follows:

                                   WITNESSETH


WHEREAS, after the execution of the AMENDED STOCK EXCHANGE AND PLAN OF MERGER AGREEMENT executed on September 8, 2006, filed with the Security and Exchange Commission ("SEC") on September 13, 2006, Wells Fargo Bank, N.A., who alleges a lien interest in the IP owned by CBM, and Scott Garrett ("Garrett") an individual who owns a minority shareholder interest in a company that owned a company that owned a foreign company who sold Hydroscope(R) IP to CBM Group, Inc. being the same individual who brought an action against CBM alleging its purchase of Hydroscope IP was a fraudulent transfer, jointly filed a Temporary Restraining Order ("TRO") in the Second Judicial District of the State of New Mexico requesting that Court to stop the STOCK EXCHANGE AND PLAN OF MERGER between Galtech and CBM; and

WHEREAS, the Second Judicial District Court ruled against "Garrett" at a TRO hearing on the merits, stating Garrett was unlikely to succeed on his fraudulent transfer claim brought against CBM for its acquisition of Hydroscope IP; and

WHEREAS, during the course of the TRO hearing CBM filed a response to the TRO Motion setting forth the facts that Garrett had no standing to bring such an Motion or file a lawsuit against CBM as Garrett has never been a creditor or shareholder of CBM or a creditor or shareholder of the company that sold CBM the Hydroscope IP; and

WHEREAS, the Second Judicial District Court decided the TRO Motion on the merits and did not consider the "standing" response argument as filed by CBM's lawyers; and

WHEREAS, CBM's lawyers will now turn "standing" response argument filed in the TRO hearing into a Motion for Dismissal of claims brought against CBM by Garrett in his failed but expensive attempt to stop GALTECH's acquisition of CBM; and

WHEREAS, Garrett and Wells Fargo Bank, N.A., subsequent to the Second Judicial District Court ruling against TRO relief and an injunction, both filed "objections" in Federal Bankruptcy Court to a pending Motion for dismissal of the Cook's personal Chapter 11 petition, with Wells Fargo Bank and Garrett both stating in their objections to the Cook's Dismissal that Garrett intended to

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submit a "plan", a plan that may or may not attempt to gain control or ownership of the Cooks' shares issued to the Cooks upon closing of the Agreement between GALTECH and CBM, which makes the Cooks major shareholders in GALTECH; and

WHEREAS, in due diligence of CBM and the Hydroscope IP, GALTECH Directors became aware of the litigious nature of Garrett and Garrett's continuous interference in the business of another company in which Garrett owned a minority shareholder interest; and

WHEREAS, Directors of GALTECH see great value in acquiring CBM, notwithstanding the meritless claims filed by Garrett and Wells Fargo Bank, as Directors have a high level of confidence all claims filed by Garrett against CBM can be dismissed for lack of standing in the near future through a summary judgment type motion, and should Wells Fargo continue to asset their fraudulent lien interest in Hydroscope IP after Agreement closing, Wells Fargo is substantial enough for shareholders of GALTECH/CBM to recover inflicted damages; and

WHEREAS, GALTECH Directors, notwithstanding the delays imposed by Wells Fargo Bank and Garrett, reassessed terms of the Agreement and have concluded, provided shareholders of CBM vote and agree that any and all shares designated for issuance to the Cooks' upon closing of the Agreement would all be Common shares and actual issuance of any and all common shares to the Cooks individually would be contingent upon the Cooks obtaining a dismissal of their personal Chapter 11 and or GALTECH Directors otherwise being assured all shares issued to the Cooks individually would be controlled by the Cooks personally, GALTECH and CBM Directors, who shall confirm acceptance by CBM shareholders, accept the modified terms to issuance of any stock to the Cooks as no closing will take place that could allow for Garrett or others to gain control of or otherwise own the Cooks' major shareholder interest in GALTECH; and

WHEREAS, Directors of GALTECH and CBM all know that Mr. Cook is the key to the success of GALTECH once it acquires CBM and that without a substantial interest Mr. Cook is unlikely to have the incentive to remain as the new CEO; and

WHEREAS, Directors of GALTECH and CBM have definitively concluded that Mr. Garrett would only bring "grief" to GALTECH if he obtained a significant interest as Mr. Garrett has insufficient knowledge or industry experience to bring increased value to shareholders.

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

         THEREFORE IT IS RESOLVED, the terms of the Agreement executed on September 8, 2006 and as previously Amended, is further Amended in accordance with the above statements and the Closing Date of the Agreement, as defined in
Article VII, shall be no later than forty-five (45) days after execution of this Amendment of the Agreement, unless otherwise mutually extended, notwithstanding a closing can take place as soon as all conditions are met by the respective parties to the Agreement. If Closing does not take place within forty-five (45) days from the date hereon, the Agreement as Amended shall be null and void and shall have no further force or effect upon the parties.


PARTIES:   Dated: October 5, 2006

                                            CBM Group, Inc.
                                            a Nevada Corporation


                                            By /s/ Daniel W. Cook
                                              ---------------------------------
                                              Daniel W. Cook, President


                                            GALTECH SEMICONDUCTOR
                                            MATERIALS CORPORATION
                                            a Utah Corporation


                                            By /s/ Garrett Quintana
                                              ---------------------------------
                                              Garrett Quintana, President

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